Exhibit 21.1

List of Subsidiaries*
Cole Real Estate Income Strategy (Daily NAV) Operating Partnership, LP, a Delaware limited partnership
CRI (Daily NAV), LLC, a Delaware limited liability company
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*Does not include subsidiaries of Cole Real Estate Income Strategy (Daily NAV) Operating Partnership, LP that hold investment assets.